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                                                                    EXHIBIT 99.1


                                                                    News Release

FOR FURTHER INFORMATION:
John Roberson                               Fred Nachman
Media Relations                             Marjan Communications Inc.
(248) 644-7110                              (312) 867-1771


FOR IMMEDIATE RELEASE

                    MALAN REALTY INVESTORS ANNOUNCES SALE OF
                      FOUR PROPERTIES TO KMART CORPORATION;
                           PARTIAL REDEMPTION CALL FOR
            $13.0 MILLION OF 9.5% CONVERTIBLE SUBORDINATED DEBENTURES


         BINGHAM FARMS, MICH., NOVEMBER 7, 2003 - MALAN REALTY INVESTORS, INC. (NYSE: MAL), a self-administered real estate investment trust (REIT), today announced it has completed the sale of four Kmart properties to Kmart Corporation.

         The properties, which total 400,870 square feet of gross leasable area, are located at 7050 S. Pulaski Avenue in Chicago, 17355 Torrence Avenue in the Chicago suburb of Lansing, and in Fort Atkinson and Kenosha, Wisconsin. The properties consist of four Kmart stores and in-line stores at the Wisconsin properties. The properties sold for $10.92 million, after expenses.

         Malan also announced it is calling for redemption on December 18, 2003, $13.0 million of its 9.5% Convertible Subordinated Debentures due July 15, 2004. The portion of the Debentures being called will be redeemed at par, plus accrued but unpaid interest, and retired. The aggregate principal balance of the Debentures is currently $32.5 million.

         "Malan has made excellent progress during recent months in selling properties and reducing debt," said Jeffrey Lewis, president and chief executive officer of Malan Realty Investors. "We have paid off loan obligations and have reduced the balance on Debentures by more than half so far this year."

         The portion of the Debentures to be redeemed will be selected by lot. The transfer books for the Debentures will be closed on November 17, 2003 for purposes of this selection process. The transfer books will be reopened on the



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         next business day. The Debentures currently trade on the New York Stock
         Exchange under the CUSIP number 561063-AA-6001.

         Prior to 5:00 p.m., Eastern time, on December 18, 2003, holders of Debentures called for redemption may convert their Debentures into shares of Malan common stock at a price of $17.00 per share, or approximately 58.82 shares per $1,000 principal amount of Debentures. Cash will be paid in lieu of fractional shares. On November 6, 2003, the closing price of Malan common stock on the New York Stock Exchange was $4.78 per share.

         Holders of Debentures called for redemption who do not convert their Debentures into Malan common stock will have such Debentures redeemed on December 18, 2003. Upon redemption, they will receive $1,039.78 per $1,000 principal amount of Notes (consisting of the redemption price of $1,000 plus accrued and unpaid interest thereon from July 15, 2003 up to but not including December 18, 2003 of $39.78). No further interest will accrue thereafter on Debentures called for redemption.

         A notice of redemption is being mailed to all registered holders of the Debentures, including, where applicable, information concerning the specific Debentures selected by lot for redemption. Copies of the notice of redemption may be obtained from The Bank of New York, the paying agent and conversion agent, by calling Roxane Ellwanger at (312) 827-8574. The address of The Bank of New York is 2 N. LaSalle Street, Suite 1020, Chicago, Illinois 60602.

         Malan Realty Investors, Inc. owns and manages properties that are leased primarily to national and regional retail companies. In August 2002, the company's shareholders approved a plan of complete liquidation. The company owns a portfolio of 30 properties located in eight states that contains an aggregate of approximately 2.46 million square feet of gross leasable area.



         Safe Harbor Statement: This news release may contain forward-looking statements. Although the company believes that the statements and projections are based on reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include uncertainties regarding the length of time required to sell the company's properties and execute its plan of liquidation and expenses incurred during the liquidation period, changing market conditions affecting the sales price of the company's properties, the disproportionate effect of changes in proceeds from property sales on liquidating distributions due to the company's capital structure, the cost of litigation in which the company is involved, bankruptcies and other financial difficulties of tenants, the cost of addressing environmental concerns, unforeseen contingent liabilities, and other risks associated with the commercial real estate business, as detailed in the company's filings from time to time with the Securities and Exchange Commission. Many of these factors are beyond the control of the company. Malan does not undertake to update these forward-looking statements.

         News releases for Malan Realty Investors are available on the company's Web site at www.malanreit.com or on the PR Newswire Web site at www.prnewswire.com.



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